1


            1                  UNITED STATES BANKRUPTCY COURT
                                SOUTHERN DISTRICT OF FLORIDA
            2

            3                     Judge Steven H. Friedman

            4

            5
                 In Re:
            6
                                            Case No. 04-35435-BKC-SHF
            7

            8    eCom eCom.com, Inc.,

            9              Debtor.
                 _______________________________
           10

           11

           12                      CONFIRMATION HEARING

           13

           14                          March 12, 2007

           15

           16
                 The above entitled cause came on for hearing before the
           17 HONORABLE STEVEN H. FRIEDMAN, one of the Judges in the UNITED STATES BANKRUPTCY COURT, in and for the SOUTHERN
           18 DISTRICT OF FLORIDA, at 1515 N. Flagler Drive, West Palm Beach, Palm Beach County, Florida, on March 12, 2007,
           19 commencing on or about 1:30 p.m., and the following proceedings were had:
           20

           21

           22

           23

           24        Reported By:  Jacquelyn Ann Jones, Court Reporter

           25               OUELLETTE & MAULDIN COURT REPORTERS
                                       (305) 358-8875

                                                                    2


            1
                 APPEARANCES:
            2

            3    KLUGER PERETZ KAPLAN & BERLIN, P.L.
                 By:  MICHAEL D. SEESE, ESQUIRE
            4    On behalf of the Debtor

            5
                 SCHIFF HARDEN
            6    By:  MARK FISHER, ESQUIRE
                 On behalf of American Capital Holdings
            7

            8    OFFICE OF THE UNITED STATES TRUSTEE
                 By:  DENYSE HEFFNER, ESQUIRE
            9

           10    SECURITIES AND EXCHANGE COMMISSION
                 By:  GORDON ROBINSON, ESQUIRE
           11

           12

           13

           14

           15

           16

           17

           18

           19

           20

           21

           22

           23

           24

           25





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            1          THE COURT:  Thank you for your patience.  eCom
                  eCom.com, Inc.  I'm going to attempt to set up a
            2     conference call on the computer.

            3    (The Court contacted Ms. Heffner and Mr. Robinson by

            4    telephone.)

            5              THE COURT:  Ms. Heffner, good afternoon.  This

            6    is Judge Friedman calling you from West Palm Beach on

            7    eCom eCom.com, Inc.  I will ask you to hold on so that I

            8    can conference in Mr. Gordon Robinson with the Security

            9    and Exchange Commission.

           10              Mr. Robinson, good afternoon.  This is

           11    bankruptcy Judge Friedman calling from West Palm Beach on

           12    the matter of eCom eCom.com, Inc.  I'm going to

           13    conference you in with Denyse Heffner, and then from

           14    there we'll proceed with the individuals who are in

           15    court.  If somehow I should lose you, please bear with

           16    me.

           17              Then we are ready to proceed.  Mr. Seese.

           18              MR. SEESE:  Yes, sir.  Thank you.

           19              THE COURT:  You are representing --

           20              MR. SEESE:  eCom, the debtor.

           21              THE COURT:  The debtor.

           22              MR. FISHER:  My name is Mark Fisher, Your

           23    Honor, from Schiff Harden in Chicago.  I'm pro hac vice

           24    and for American Capital Holdings, the co-plan proponent.

           25              THE COURT:  Very well.  Thank you.  Nice to





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            1    have you here, Mr. Fisher.

            2              MR. FISHER:  It's a pleasure to be here, Your

            3    Honor.

            4              THE COURT:  Mr. Seese, are you ready to

            5    proceed?

            6              MR. SEESE:  I am, Your Honor.

            7              THE COURT:  I have reviewed the certificate of

            8    attorney for debtor on acceptance of the first amended

            9    plan of reorganization.  Unless I am misreading the

           10    certificate and the attachments, it would appear that the

           11    requisite numbers of votes in each class were received

           12    approving the plan.  In fact, in class 4, which was the

           13    only class, I believe impaired --

           14              MR. SEESE:  There was one other class, class

           15    3.

           16              THE COURT:  Class 3 and class 4 were both

           17    impaired.  Class 3 accepted 100 percent, and class 4,

           18    which is equity, accepted to the extent of 99.57

           19    percent.

           20              MR. SEESE:  That's correct, Your Honor.  And

           21    there were over 15 million shares voted.

           22              THE COURT:  Over 15 million shares voted.  So

           23    it would appear as though, at least in terms of the

           24    votes, the requisite numbers were received.

           25              Ms. Heffner, do you have any thoughts on that?





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            1              MS. HEFFNER:  Your Honor, it certainly appears

            2    as though the creditors, as well as whatever equity is

            3    left, has voted to accept the plan.

            4              THE COURT:  And Mr. Robinson, do you have any

            5    comment on that?

            6              MR. ROBINSON:  Yes, I would like to speak, if I

            7    could, for just a moment about the uniqueness of this

            8    case.  Your Honor has noted, and the reason I'm appearing

            9    is that the SEC generally frowns on the trafficking in

           10    public company shells such as this.

           11              THE COURT:  Yes.

           12              MR. ROBINSON:  This particular case is unique,

           13    and that is why we've not filed an objection to

           14    confirmation.  The gravamen of Federal securities law is

           15    full disclosure, and here counsel has cooperated fully.

           16    They have included by way of disclosure everything we

           17    have asked for, including the fact that the shares may

           18    not be transferable, because this is a blank check

           19    company.

           20              Under the circumstances, we still might have an

           21    objection, because most companies that come into the

           22    bankruptcy courts at this stage are delinquent in their

           23    periodic public reports.  eCom is not, it is current,

           24    which is extraordinarily unique.

           25              In fact, I checked this morning and found that





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            1    all their filings were in order, and that they are still

            2    trading on Big Sheets, LLC.  They are trading within a

            3    narrow band of value and very low volume, none of which

            4    particularly bothers us.  There are not great big spikes

            5    in their trading, big spikes in volume.  So even though

            6    the commission is not terribly fond of blank checks,

            7    sometimes we just have to hold our nose and let them go.

            8              THE COURT:  And this would be such a case.

            9              MR. ROBINSON:  This would be one of those

           10    unique cases.  Again, counsel here has done absolutely

           11    everything we've asked for, and we're confident that they

           12    are highly sophisticated and understand the requirements

           13    going forward.

           14              THE COURT:  Thank you very much.  Mr. Seese, do

           15    you have anything to add on the issue of confirmation?

           16              MR. SEESE:  Well, I thank Mr. Robinson for his

           17    comments.  I can tell Your Honor, I appreciate what Mr.

           18    Robinson has said, and we have represented to the Court

           19    on several occasions that we have attempted to fully

           20    cooperate with the SEC and address all of their concerns,

           21    and have included them in the disclosure statement

           22    process and have circulated for review to make sure that

           23    we had all of their issues addressed.

           24              Your Honor, I know it's approaching 3:00 and we

           25    were set for 1:30, and there are other people in the





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            1    courtroom.  There are two ways that we can proceed.  If

            2    Your Honor is okay with that, I can give you the long

            3    version, or I can give you the short version that just

            4    proffers the elements that are necessary to comply with

            5    1129.  Your Honor has already addressed the fact that we

            6    have the required acceptances under the Code, I think

            7    overwhelming acceptances, both for the plan and the

            8    releases contained therein.

            9              We have the confirmation affidavit, which is

           10    what I would proffer to the Court.  Mr. Richmond, who is

           11    in court today, he is the acting CEO by order of this

           12    Court.  I would proffer his testimony through the

           13    confirmation affidavit, ask Your Honor to take judicial

           14    notice of the affidavit as compliance with the elements

           15    under 1129(a) for purposes of confirmation, and then

           16    conclude with the matters that are outstanding and how

           17    that impacts the effective date of the plan under the

           18    plan.

           19              MR. FISHER:  I believe the confirmation

           20    affidavit is attached to Mr. Seese's certificate, Your

           21    Honor.

           22              THE COURT:  I just don't remember where I saw

           23    it.  I have it.

           24              MR. SEESE:  I simply don't want to

           25    unnecessarily take up your time, Judge.





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            1              THE COURT:  No.  And Mr. Fisher, you're

            2    comfortable with this?

            3              MR. FISHER:  I believe, Your Honor, that it

            4    covers all the requirements of 1129.

            5              THE COURT:  I reviewed the affidavit, and it

            6    does seem to touch upon all the elements under 1129.

            7              If no one is taking issue with the confirmation

            8    affidavit filed by Mr. Richmond, then I suppose I should

            9    hear from other parties who are in the courtroom.  Are

           10    there any parties on eCom eCom.com who wish to be heard?

           11    There being none to come forward, I will then confirm the

           12    debtor's first amended Chapter 11 plan.

           13              Mr. Seese, you'll submit the appropriate

           14    order.

           15              MR. SEESE:  Yes, I will, Your Honor.

           16              THE COURT:  Now then according to my calendar,

           17    that leaves for consideration the final fee application

           18    and reimbursement of expenses filed by Kluger, Peretz,

           19    Kaplan and Berlin as counsel for the debtor.

           20              MR. SEESE:  Yes, Your Honor.  Before we address

           21    the fee application, there are a couple of outstanding

           22    matters that I would like to bring to Your Honor's

           23    attention.

           24              THE COURT:  Very well.

           25              MR. SEESE:  There are a couple of pending





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            1    matters.  Both the debtor and American Capital Holdings,

            2    the co-proponent of the plan had filed a joint objection

            3    to claims.  The deadline to respond to those objections

            4    has expired within the meaning of the Code and the local

            5    rules.  We filed a certificate of no response last week

            6    and have submitted the order to Your Honor, and I believe

            7    that was Thursday or Friday that we did that.

            8              There were three claims for which creditors and

            9    or equity security holders responded.  One is a security

           10    holder, a shareholder named Patricia Finch-Junk

           11    (phonetic), and she simply filed an objection saying that

           12    she wanted her money back.  The amount of money is

           13    $584.88.  We have reserved for that sum.

           14              Clinton Partners filed a claim that was a

           15    letter, it was addressed to Your Honor.  They had

           16    original claim, I think it was about $34,000, that had

           17    been reduced down to about $21,000.  We have settled with

           18    them.  They will have an allowed claim and will be

           19    permitted to convert to equity under the plan as the

           20    other unsecured creditors, and we will file a 9019 motion

           21    this week with the court in order to attain approval

           22    of that.

           23              And then lastly, Barbara Pania had filed a

           24    claim with the court.  We had objected.  They had

           25    responded.  And they are represented by Mr. Abrams, Tom





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            1    Abrams, if Your Honor will recall.  We have settled with

            2    them.

            3              The 9019 motion was filed with the court, and

            4    the objection period expires today.  We don't anticipate

            5    any objections being filed.  The settlement was fully

            6    discussed in the disclosure statement, and so we will be

            7    submitting a certificate of no response and a proposed

            8    order to Your Honor.

            9              Lastly, class 1 is the unsecured priority

           10    claims.  There was one claimant, Mr. Rick Turner, who is

           11    in court today, who has a claim for $4,650.  We would

           12    like to amend the plan on the record to provide, it was

           13    inadvertence on my behalf, that the class 1 holder has

           14    the right to elect to receive stock under the plan, and

           15    he has elected to do so and can affirm that with Your

           16    Honor.  And so we are seeking to make a modification to

           17    the plan to provide that class 1, like class 3, has the

           18    ability to elect or receive stock, and we did include

           19    that as part of the confirmation order.

           20              THE COURT:  And Mr. Turner is here?

           21              MR. SEESE:  Yes.  He's in the courtroom, Your

           22    Honor.

           23              THE COURT:  And Mr. Turner, that is an accurate

           24    statement that you wish to convert your claim to an

           25    equity claim?





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            1              MR. TURNER:  That's correct.

            2              MR. SEESE:  Lastly, Your Honor, I know I said

            3    lastly before, one more time, the effective date was

            4    originally slated under the plan to be when the

            5    confirmation order goes final.

            6              What I would like to do is just simply modify

            7    on the record to provide that the effective date of the

            8    plan will go final once we have the order on the Pania

            9    settlement, once we have the order on the Partners

           10    settlement, and then we again will reserve for the

           11    shareholder who objected, so I don't think that that

           12    needs to hold anything up.  But that should take maybe 20

           13    or 25 days.  So we would simply modify the plan to

           14    provide instead of 11 days, it would be 20 or 25 days at

           15    the most.

           16              As far as U.S. Trustee fees, the debtor is

           17    current on all DIP reports through 12/31/06.  They are

           18    current on U.S. Trustee fees through 12/31/06.  We have a

           19    check for the first quarter '07 payment for $250, which

           20    is not yet due.

           21              The funds that were provided for under the

           22    plan, ACH is in court, Mr. Richmond is here, and we

           23    believe that there are sufficient funds on hand to meet

           24    the expenses contemplated under the plan, and I believe

           25    that covers everything that I wanted to address with Your





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            1    Honor.

            2              And now I'm prepared to get into the fee

            3    application if Your Honor is ready.

            4              THE COURT:  Before I do, let me inquire, Ms.

            5    Heffner, is there anything you would like to add or

            6    inquire about?

            7              MS. HEFFNER:  Your Honor, I'm blown away by Mr.

            8    Seese.  No, I do not object to the continuance of the

            9    effective date for what would be probably about two

           10    weeks.  We do need reports for, I think January and

           11    February, but I'm not worried about that at this time.

           12    The case isn't actually closing, it is the firm, and

           13    I think we're ready to go on to the fee applications.

           14              THE COURT:  Very well.  Mr. Fisher, do you wish

           15    to add anything?

           16              MR. FISHER:  I do not, Your Honor.  I believe

           17    that we've made a record for feasibility here.  I have in

           18    my pocket the cashier's checks that have to be

           19    distributed that we'll give over for that once the plan

           20    becomes effective, so we're ready to go with respect to

           21    that distribution.

           22              THE COURT:  And Mr. Robinson?

           23              MR. ROBINSON:  Your Honor, I think they have

           24    covered everything.  Thank you.

           25              THE COURT:  Then I will confirm the debtor's





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            1    Chapter 11 plan.  Congratulations, Mr. Seese.

            2              MR. SEESE:  Thank you, Your Honor.

            3              THE COURT:  And you'll submit the confirmation

            4    order.

            5              MR. SEESE:  Yes, sir.

            6              THE COURT:  That confirmation order will

            7    include the changes in status of Mr. Turner, I believe,

            8    and any other changes that you've mentioned.

            9              MR. SEESE:  Yes, sir.  And I'm happy to

           10    circulate a draft to Mr. Fisher, as well as Ms. Heffner

           11    and Mr. Robinson, for their review.

           12              THE COURT:  Very well.  That's fine.  Then we

           13    can move on to the fee application.

           14              MR. SEESE:  Yes, sir.

           15              Your Honor, my firm filed a, it's the only fee

           16    application that was filed in this case, it's for the

           17    period ending January 31, 2007.  The fees were

           18    approximately $124,000.  We have agreed with the debtor

           19    to reduce our fee application to $120,000.  We hold a

           20    $65,000 retainer.  American Capital Holdings, in

           21    accordance with the plan, is putting up another $35,000.

           22    We will accept a payment of $100,000, with the balance to

           23    be paid over the next four months, $5,000 per month.  And

           24    we reserve the right to file a supplement fee application

           25    to capture our fees for February 1 through the





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            1    confirmation hearing, although I don't suspect they're

            2    much, the last I checked it was about $3500, but that was

            3    for the month of February.  So maybe that will double the

            4    hearing up for confirmation.  And then those will be paid

            5    in the fifth month following the effective date.

            6              There were no objections filed to the fee

            7    application, and therefore, we would ask Your Honor to

            8    approve same.  I do not have an order with me today, I

            9    apologize, but I will be happy to upload it in the near

           10    future.

           11              THE COURT:  So then the fee would be allowed

           12    for $120,000.

           13              MR. SEESE:  Yes, sir.

           14              THE COURT:  Your firm received a $65,000

           15    retainer.

           16              MR. SEESE:  Yes, sir.

           17              THE COURT:  So then the fee order will provide

           18    that your firm will receive an additional $35,000, and

           19    the source of those funds will be --

           20              MR. SEESE:  American Capital Holdings, the

           21    co-proponent of the plan.

           22              MR. FISHER:  This is all part of the exit

           23    financing was provided for in the plan, in essence they

           24    put it up and it will be turned into equity at the same

           25    rate that the unsecured creditors are getting.





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            1              THE COURT:  Very well.  And then the order will

            2    further provide that the remaining $20,000 would be paid

            3    how?

            4              MR. SEESE:  $5,000 per month in each of the

            5    next four months following the effective date, with any

            6    supplemental fees awarded to be tacked on at the end.

            7              THE COURT:  Plus reimbursement of expenses in

            8    the amount of $364.74.

            9              MR. SEESE:  I think that's correct, Your Honor,

           10    it's a few hundred dollars.  I did not bring my binder up

           11    with me.

           12              THE COURT:  That's what was reflected in the

           13    fee application.

           14              MR. SEESE:  Yes.  That would be through the end

           15    of January 31, yes, sir.

           16              THE COURT:  Actually, the fee order should

           17    reflect that the gross amount of the fees allowed, less

           18    the retainer, and then the same would go for the

           19    expenses.

           20              MR. SEESE:  Yes, sir.  And I will circulate

           21    that order as well.

           22              THE COURT:  Very well.  Mr. Robinson, any last

           23    comments?

           24              MR. ROBINSON:  Your Honor, I'm just surprised

           25    that Mr. Seese doesn't want to elect to accept stock.





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            1              THE COURT:  No comment.  Ms. Heffner.

            2              MS. HEFFNER:  Your Honor, I have no objection.

            3    I want to point out the comments made by Mr. Robinson

            4    earlier about the sophisticated and very good work that

            5    the attorney did in complying with difficult SEC

            6    regulations, and I think certainly the fees may be

            7    deserved.

            8              MR. FISHER:  There's one other matter which

            9    will happen in the same time frame.  The auditors

           10    that have kept this company reporting currently will file

           11    their fee application also, which will be heard within

           12    that same period, and so that Your Honor will review

           13    their fees.

           14              MR. SEESE:  The Weisnik (phonetic) firm did not

           15    file a final fee application in accordance with the

           16    order.  There was a provision in the plan that provided

           17    that final fee applications would be filed within ten

           18    days of the effective date.  It was inadvertence when

           19    they didn't file it, and so we would only ask that we be

           20    permitted to file their fee application as well to

           21    encompass the fees that they have incurred during this

           22    case, and those too would be paid as part of the new

           23    funding by American Capital Holdings in accordance with

           24    the plan.

           25              THE COURT:  I would need to hold a hearing on





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            1    that.

            2              MR. SEESE:  Yes, sir.  And we have advised them

            3    on that.

            4              THE COURT:  So then what I will ask you to do,

            5    Mr. Seese, is, when that fee application is filed, to

            6    move matters along, please get in touch with my courtroom

            7    deputy, Ms. Klopp, to expedite the scheduling of the

            8    hearing, at least so it gets set -- it still will need to

            9    be set on no less than 20 days notice.

           10              MR. SEESE:  Yes, Your Honor.

           11              MR. FISHER:  We'll take care of that.

           12              MR. SEESE:  Thank you very much for your

           13    accommodating us.  You've been very patient, and we're

           14    finally there, and we thank you very much.

           15              THE COURT:  If I gave you a quarter, would you

           16    call my wife and tell her that.

           17              MR. SEESE:  Only if I can get a transcript or

           18    excerpt of Ms. Heffner's comments on my fees.

           19              THE COURT:  Ms. Heffner, anything further?

           20              MS. HEFFNER:  No, nothing further, Your

           21    Honor.

           22              THE COURT:  And nothing from you, Mr. Robinson?

           23              MR. ROBINSON:  No.  Thank you, Your Honor, for

           24    accommodating us by telephone today.

           25              THE COURT:  I thank you all very much.  Very





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            1    well done, Mr. Seese, and I appreciate your being here

            2    also, and I'm very pleased at the outcome.

            3              MR. FISHER:  Thank you very much.

            4              MR. SEESE:  Thank you, Your Honor.  It's a

            5    pleasure.

            6              MS. HEFFNER:  Thank you, Your Honor.

            7              (The proceedings were concluded.)

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            1               C E R T I F I C A T E.

            2

            3    The State of Florida     )

            4    County of Palm Beach     )

            5

            6              I, JACQUELYN ANN JONES, Court Reporter, certify

            7    that I was authorized to and did stenographically report

            8    the foregoing hearing; and that the transcript is a true

            9    record of my stenographic notes.

           10              I further certify that I am not a relative,

           11    employee, attorney or counsel of any of the parties, nor

           12    am I a relative or employee of any of the parties'

           13    attorney or counsel connected with the action, nor am I

           14    financially interested in the action.

           15

           16              In witness whereof I have hereunto set my hand

           17    and seal this  13th  day of  March, 2007.

           18

           19                           ___________________________

           20                               JACQUELYN ANN JONES

           21                             Commission No. CC 995956

           22                               Expires Feb 18, 2009

           23

           24

           25